EXHIBIT 99


                 SUBSIDIARIES OF THE KROGER CO.


Dillon Companies, Inc.
Gateway Freightline, Inc.
The Kroger Co. of Michigan
Thoroughbred Brokerage Company


             SUBSIDIARIES OF DILLON COMPANIES, INC.


City Market, Inc.
Dillon Real Estate Co., Inc.
Fry's Food Stores of America, Inc.
Fry's Leasing Company, Inc.
Jackson Ice Cream Co., Inc.
Junior Food Stores of West Florida, Inc.
   (d/b/a Tom Thumb Food Stores)
Kwik Shop, Inc.
Loaf 'N Jug, Inc.
Mini Mart, Inc.
Quik Stop Markets, Inc.
Wells Aircraft, Inc.

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